Exhibit 99.1

Ameron Reports Second-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--July 8, 2011--Ameron International Corporation (NYSE: AMN) today reported net income of $1.0 million, or $.11 per diluted share, in the second quarter ended May 29, 2011, compared to net income of $9.5 million, or $1.03 per diluted share, in the quarter ended May 30, 2010. Second-quarter sales totaled $134.7 million in 2011, compared to $136.5 million in 2010.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “As anticipated when we updated 2011 guidance in early May, the Company was only marginally profitable in the second quarter. Operations improved compared to the first quarter when weather was a major factor. However, the Company’s businesses continued to suffer from margin pressure related to weak construction markets and a lull, which is expected to be temporary, in Asian fiberglass pipe markets. Additionally, unusually-high legal expenses impacted year-to-date results.”

Year-to-date, the Company reported a net loss of $3.3 million, or $.37 per diluted share, in 2011, compared to net income of $10.6 million, or $1.15 per diluted share, in 2010. Sales for the first six months of 2011 totaled $244.5 million, compared to $245.6 million in 2010.

The Fiberglass-Composite Pipe Group’s second-quarter sales and segment income, before interest and income taxes, totaled $66.9 million and $14.3 million, respectively, in 2011, compared to sales of $64.7 million and segment income of $17.8 million in 2010. Sales of U.S. and European operations increased due to the continued strength of oil prices and related oilfield demand. These increases were partially offset by reduced sales from Asian and Brazilian operations. The decline in Asia came from the slowdown of marine and offshore markets, while the decline in Brazil was associated with slower-than-expected acceptance of products from the Company’s new Brazilian factories. Earnings from operations in Europe increased, while earnings from all other operations declined. Group-wide profits were impacted in the second quarter by a shift in sales away from higher-margin marine, offshore and mining projects and by higher raw material costs. Additionally, margins were lower as competitors fought for fewer available projects, including industrial projects in the Middle East which are served by the Company’s Asian operations. Key onshore oilfield markets, served primarily by the Company’s wholly-owned Centron business, improved around the world, driven by oil prices in the second quarter. Order backlogs for onshore oilfield piping remain at historically high levels. The Group benefited in the second quarter from a $2.8 million dividend from the Company’s Saudi Arabian fiberglass pipe affiliate. The expectation continues for the Fiberglass-Composite Pipe Group to perform well for the balance of the year due to high energy prices, and sales into Asian marine and offshore markets are expected to increase later in 2011. However, unforeseen events, such as the unrest in the Middle East and Libya, may restrain the Group’s upside potential. Longer term, the Fiberglass-Composite Pipe Group remains uniquely positioned within its markets and should capitalize on its leadership role.

The Infrastructure Products Group had lower sales and segment income in the second quarter of 2011, compared to the same period in 2010, due to depressed residential and commercial construction markets. The Group’s sales declined $.8 million, or 3%; segment income declined $1.6 million, or about 70%. Sales of aggregates and ready-mix on Oahu rose slightly. However, most markets in Hawaii remained weak, except those related to governmental and military spending. The Hawaii Division’s profits declined due to rising diesel prices and higher energy and repair costs. Weak demand hampered efforts to pass increased costs to customers. Sales of poles declined due to the lack of new housing construction. Pole Products’ profits were flat. A significant recovery of the residential market which would benefit Pole Products is not expected in the short term. The Infrastructure Products Group is expected to continue to be affected by the slowdown in construction spending in Hawaii and the low level of construction spending on poles throughout 2011.

The Water Transmission Group was unprofitable on lower sales in the second quarter of 2011, compared to the second quarter of 2010. Sales of pipe operations decreased from $29.1 million in the second quarter of 2010 to $24.8 million in 2011, while wind tower sales increased from $12.2 million in 2010 to $13.2 million in 2011. Pipe sales fell primarily due to reduced activity in California which was caused by low demand and the timing of projects in backlog. Water pipe order backlog totaled $49.7 million at May 29, 2011. Wind tower backlog declined to $19.8 million as of May 29, 2011, down from $32.1 million at the end of the first quarter. Both the water pipe and the wind tower businesses were unprofitable in the second quarter of 2011 as operations were not able to overcome the lack of sales and low margins due to weak market conditions. Pipe operations lost $1.2 million in the second quarter of 2011, compared to earning $1.3 million in the second quarter of 2010; wind tower operations lost $1.0 million in both the second quarters of 2011 and 2010. The water pipe business is experiencing soft market demand as the timing of bid activity continues to be negatively affected by the economy, municipal budgets and the availability of financing. While wind tower orders improved in 2011, pricing has been weak, creating a challenge for the Water Transmission Group’s return to profitability. The Company continues to monitor a number of major wind tower and pipe opportunities; however, it remains uncertain when owners, water agencies and municipalities will proceed with these projects. The outlook for the balance of 2011 is not expected to improve sufficiently for the Water Transmission Group to be profitable. Longer term, the markets served by the Water Transmission Group require infrastructure replacement and enhancements to meet growing water needs. The Group has traditionally excelled in meeting the water needs in the western U.S. Once the current down cycle ends, the Water Transmission Group is expected to return to its historical level of profitability.

The Company repurchased $10.1 million of its Common Stock in the first quarter and an additional $5.0 million in the second quarter of 2011, as part of a $50.0 million repurchase program announced in October 2010. The shares were purchased in the open market.

James S. Marlen continued, “We cautioned in January that the year was starting slowly and earnings expectations were dependent on improvements in construction–related markets. Such improvements have not materialized to date. While earnings are expected to be less than thought at the beginning of the year, the Company is improving from the slow start in the first quarter. We continue to focus on controlling costs to maximize profits during this difficult period and on prudently managing the Company’s strong balance sheet and cash position, which totaled $169.5 million at May 29, 2011. Looking forward, we believe that Ameron’s three business segments are well positioned to take advantage of any improvement in demand.”

On July 5, the Company announced that National Oilwell Varco, Inc. (NOV) and the Company have entered into an agreement under which NOV will acquire the Company subject to customary closing conditions.

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the press release that describes the NOV acquisition which is attached to the Form 8K filed on July 5, 2011 and the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010 and in the Form 10-Q for the quarter ended February 27, 2011. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	May 29, 2011	May 30, 2010	May 29, 2011	May 30, 2010
Sales	$134,726	$136,544	$244,545	$245,562
Cost of sales	(109,247)	(101,213)	(198,721)	(180,785)
Gross profit	25,479	35,331	45,824	64,777

Selling, general and administrative expenses	(27,826)	(24,138)	(53,606)	(51,400)
Other income, net	3,980	969	4,250	1,511
Income/(loss) before interest, income taxes and equity in loss of affiliate	1,633	12,162	(3,532)	14,888
Interest expense, net	(273)	(305)	(618)	(412)
Income/(loss) before income taxes and equity in loss of affiliate	1,360	11,857	(4,150)	14,476
(Provision)/benefit for income taxes	(371)	(1,899)	810	(2,659)
Income/(loss) before equity in loss of affiliate	989	9,958	(3,340)	11,817
Equity in loss of affiliate, net of taxes	—	(409)	—	(1,185)
Net income/(loss)	$989	$9,549	$(3,340)	$10,632

Net income/(loss) per share allocated to Common Stock
Basic	$.11	$1.03	$(.37)	$1.15

Diluted	$.11	$1.03	$(.37)	$1.15

Weighted-average shares (basic)	9,056,284	9,205,970	9,127,807	9,191,676
Weighted-average shares (diluted)	9,066,207	9,218,234	9,127,807	9,209,129

Cash dividends per share	$.30	$.30	$.60	$.60

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - ASSETS (UNAUDITED)

(Dollars in thousands)	May 29, 2011	November 30, 2010
ASSETS

Current assets
Cash and cash equivalents	$169,462	$236,737
Receivables, less allowances of $3,815 in 2011 and $3,848 in 2010	139,394	129,855
Inventories	84,781	69,381
Deferred income taxes	23,425	22,441
Prepaid expenses and other current assets	11,730	10,862

Total current assets	428,792	469,276

Investment in affiliate	3,784	3,784

Property, plant and equipment
Land	49,050	46,132
Buildings	104,660	103,438
Machinery and equipment	385,854	371,153
Construction in progress	34,207	31,048

Total property, plant and equipment at cost	573,771	551,771
Accumulated depreciation	(325,185)	(307,573)

Total property, plant and equipment, net	248,586	244,198
Deferred income taxes	11,289	11,289
Goodwill and intangible assets, net of accumulated amortization of $1,322 in 2011 and $1,293 in 2010	2,055	2,061
Other assets	44,667	50,961

Total assets	$739,173	$781,569

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

(Dollars in thousands, except per share data)	May 29, 2011	November 30, 2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$8,252	$7,724
Trade payables	47,045	49,881
Accrued liabilities	57,443	64,533
Income taxes payable	1,125	24,682

Total current liabilities	113,865	146,820

Long-term debt, less current portion	23,952	23,424
Deferred income taxes	2,849	2,691
Other long-term liabilities	102,748	100,667

Total liabilities	243,414	273,602

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,070,912 shares in 2011 and 9,249,105 shares in 2010	30,144	30,047
Additional paid-in capital	61,313	60,986
Retained earnings	498,788	507,625
Accumulated other comprehensive loss	(22,188)	(33,663)
Treasury stock (2,986,730 shares in 2011 and 2,769,637 shares in 2010)	(72,298)	(57,028)

Total stockholders' equity	495,759	507,967

Total liabilities and stockholders' equity	$739,173	$781,569

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(Dollars In thousands)	May 29, 2011	May 30, 2010
OPERATING ACTIVITIES
Net (loss)/income	$(3,340)	$10,632
Adjustments to reconcile net (loss)/income to net cash used by operating activities:
Depreciation	14,071	12,714
Amortization	19	17
Loss from affiliate	—	1,285
Loss/(gain) from sale of property, plant and equipment	36	(11)
Stock compensation expense	1,228	1,433
Changes in operating assets and liabilities:
Receivables, net	(6,925)	(5,394)
Inventories	(11,987)	(9,356)
Prepaid expenses and other current assets	(601)	(1,339)
Other assets	6,349	64
Trade payables	(4,356)	2,377
Accrued liabilities and income taxes payable	(32,081)	(8,226)
Other long-term liabilities and deferred income taxes	26	(8,325)
Net cash used by operating activities	(37,561)	(4,129)

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	156	180
Additions to property, plant and equipment	(13,932)	(16,756)
Loan to affiliate, net	—	1,500
Net cash used in investing activities	(13,776)	(15,076)

FINANCING ACTIVITIES
Issuance of debt	—	1,150
Dividends on Common Stock	(5,485)	(5,557)
Issuance of Common Stock	41	306
Purchase of treasury stock	(15,277)	(1,081)
Net cash used in financing activities	(20,721)	(5,182)

Effect of exchange rate changes on cash and cash equivalents	4,783	(3,376)
Net change in cash and cash equivalents	(67,275)	(27,763)
Cash and cash equivalents at beginning of period	236,737	181,114

Cash and cash equivalents at end of period	$169,462	$153,351

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands)	May 29, 2011	May 30, 2010	May 29, 2011	May 30, 2010
Sales
Fiberglass-Composite Pipe	$66,926	$64,668	$124,742	$119,174
Water Transmission	38,013	41,288	64,014	67,100
Infrastructure Products	29,787	30,612	55,793	59,318
Eliminations	—	(24)	(4)	(30)
Total Sales	$134,726	$136,544	$244,545	$245,562

Income/(Loss) Before Interest, Income Taxes and Equity in Loss of Affiliate
Fiberglass-Composite Pipe	$14,329	$17,779	$24,064	$31,830
Water Transmission	(2,337)	252	(7,976)	(1,630)
Infrastructure Products	724	2,370	783	3,584
Corporate and unallocated	(11,083)	(8,239)	(20,403)	(18,896)
Total Income/(Loss) Before Interest, Income Taxes and Equity in Loss of Affiliate	$1,633	$12,162	$(3,532)	$14,888

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Chief Financial Officer & Treasurer
Telephone: 626-683-4000